EXHIBIT 99

PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS SECOND QUARTER 2007 EARNINGS
Wednesday, July 25, 2007     11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Jackie, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended June 30, 2007.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star and number one on your telephone keypad and questions will be taken in the order they are received.  If you would like to withdraw your question, press “star 2”.

This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples’ Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples disclaims any responsibility to update these forward-looking statements.

Peoples’ 2nd quarter 2007 earnings statement was released this morning and is available at peoplesbancorp.com.

This call will include about 20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer and Carol Schneeberger, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may now begin.

Mr. Mark Bradley:
Thank you.  Good morning, and welcome to our conference call.  We appreciate your interest in Peoples Bancorp.

Today, Peoples Bancorp reported second quarter 2007 net income of $5.3 million or 51 cents per diluted share compared to $5.5 million or 52 cents per diluted share for the same period last year.  Through the first six months of 2007, Peoples earned net income of $11 million or $1.04 per diluted share versus $11.5 million or $1.07 per diluted share last year.  Second quarter 2007 return on average assets and equity were 1.16% and 10.80% respectively.

Our second quarter showed good year-over-year non-interest income growth, modest operating expense increases, and stable net interest margin.  Offsetting these positives were larger than normal commercial loan payoffs, higher loan and checking overdraft provision expense, and a one-time reduction of $211,000 of interest receivable on investment securities.  This one-time issue was identified in the course of our portfolio analysis, and relates primarily to multiple securities purchased in early 2003.  We will touch on the $211,000 adjustment later in this call.

Compared to the first quarter, net interest income and margin were basically unchanged at $13.3 million and 3.31% respectively. While our expectation was some compression of margin in the second quarter, we would have experienced expansion if the interest receivable write-off is excluded, which lowered net interest margin by 5 basis points on an annualized basis. This improvement was attributable to stable funding costs and the fact the large loan payoffs did not occur until later in the second quarter.

As we mentioned in our last conference call, we expected close to $30 million of larger than normal commercial loan payoffs to occur in mid-second quarter.  About $20 million of those loans were from a single loan relationship in the “Commercial/Other” category on our balance sheet, while the other was a hotel construction loan.  Although a portion paid off in early May, the majority did not occur until late June, which kept quarterly average loan levels higher.  The later than projected payoffs, along with solid second quarter loan production resulted in an increase in quarterly average loans of about $1.5 million over the linked quarter, despite the decline in quarter end loan balances of $27 million.

On the funding side, decreases in quarterly average investment securities and slight increases in average quarterly deposit balances allowed us to reduce average short term borrowings from the linked quarter. Also, in April we redeemed approximately $7 million in trust-preferred securities that were at a 9.10% rate, which helped control our funding costs for the quarter.

We also benefited from a very brief upward movement in the longer end of the yield curve and purchased approximately $50 million in better-yielding investment securities during the quarter, which more than offset security payments, maturities, and calls.  This resulted in an increase in quarter end investment balances of $7 million.  We do not see prepayments slowing much in the near term so additional investment purchases may be needed to maintain earning asset levels.

We expect net interest income and margin to remain under pressure in the third quarter and for the remainder of 2007, due to the re-flattening of the yield curve since quarter-end and lower loan balances as a result of the previously mentioned payoffs.  We also continue to see maturing liabilities re-price at slightly higher current market rates, and tough competition persists for both loans and deposits in our markets.

For the rest of the year, we expect loan levels to decrease a few more million, as loan growth will continue to be difficult considering that additional loan payoffs are expected and have already occurred early in the third quarter to the tune of $7-10 million.  Aggressive competition from the capital markets and larger institutions for new loans, combined with sales of commercial real estate by our customers are causing much of these payoffs.  We are looking at buying some loans to supplement organic growth, but have not yet found loans with acceptable parameters that would not sacrifice loan quality just for loan growth.

Speaking of asset quality … our second quarter ratios remain at good levels, despite a slight increase in non-accrual loans during the quarter.  Nonperforming assets were $7.6 million, representing 0.41% of total assets, which was slightly higher than the previous quarter end, but improved over last year end’s numbers.  Our asset quality has traditionally been a strength, and although the Midwest economy has come under additional pressures lately, our asset quality ratios remain good.

Provision for loan losses was $847 thousand for the second quarter while net charge-offs were $668 thousand, or 0.24% of average loans on an annualized basis.  The largest net chargeoffs occurred in commercial loans and checking overdrafts, and along with modest increases in overall losses estimated to be inherent in the loan portfolio, caused higher provision expense compared to last quarter.  At June 30, 2007 our reserve for loan losses stood at 198% of non-performing loans as compared with 241% last quarter and 145% at year-end.

We believe that overall loan quality remains strong, with loans 30 days or more past due and non-accruals comprising just 1.24% of total loans.  Our underwriting practices continue to stress quality over growth, and we will determine future allowance for loan loss levels based on our ongoing, in-depth portfolio analysis.

Now I will ask Carol Schneeberger, our CFO, to share her comments in regards to second quarter results of operations …

Ms. Carol Schneeberger:
Thanks Mark.

I think it makes sense to first address the interest reversal booked in the second quarter.  Net interest income and margin were reduced by $211,000, or 5 basis points of net interest margin, from an adjustment to write off interest receivable.  The one-time adjustment was the result of data entry errors made in our investment accounting software.  We evaluated the impact of these errors and concluded the impact was not material to prior periods, both annual and quarterly.

This difference was discovered during an analysis that identified minor accounting errors that relate primarily to investment securities purchased in early 2003.  The largest error was on an interest rate on a mortgage-backed security, which was entered at a coupon rate that was higher than the actual rate on the instrument.

Internal controls were updated in 2004 to include an independent verification of the static data as new securities were added to the portfolio, and those controls continue to be effective.  Additionally, automated controls have been added to ensure the accuracy of interest accruals on a routine basis in order to detect other types of errors that may occur.  We believe all necessary adjustments have been recognized and addressed.

On to a different topic … as Mark mentioned earlier, one success for the quarter and year-to-date in 2007 has been non-interest income growth, up 4% for the current quarter over the prior year, and down slightly compared to the first quarter of 2007 due to seasonal insurance revenue.  The first quarter included approximately $800 thousand in insurance profit sharing, or contingency income, which is earned annually during the first quarter of the year.  Excluding this contingency income, other fee-based revenues grew by $588 thousand, or 8% over the linked quarter.

Ignoring the profit sharing revenues, “regular” property and casualty insurance income was up 6% over the prior year quarter and 10% over the linked quarter, despite a very competitive insurance market, i.e. a “soft” market, which has seen decreasing commission opportunities on renewals over the past year as insurance carriers price their property and casualty products more aggressively.

We also saw double-digit growth in revenues from both our brokerage and fiduciary activities over the prior year and linked quarters.  These results are due largely to the addition of seasoned sales personnel, who helped contribute to our 10% growth in assets under management since June of last year.

E-banking revenues, which include income from debit cards, were up 13% over the prior year quarter due to increased customer activity.  We also saw 9% year-over-year growth in mortgage banking income.  Deposit account service charges increased by 3% over the linked quarter, as we saw improvement in both overdraft income and a decreased percentage of overdraft fees being waived.  Total overdraft and non-sufficient funds income for the first half of 2007 is down $159 thousand compared to 2006; however, the reduction in revenue has been somewhat offset by a decrease in provision for checking overdraft losses of $147 thousand.

It is important to note that the trend in our deposit account service charge income is positive from the linked quarter and we expect that trend to continue throughout the second half of 2007, due to management steps initiated to reduce the amount of fees being waived, plus an increased focus on growing core deposits and adding new customer relationships

On the expense side, operating expenses for the second quarter of 2007 were $13.2 million, up from $12.6 million in the second quarter of 2006, due primarily to higher salaries and benefits, net occupancy, and bankcard costs.   Second quarter 2007 salaries and benefit costs included approximately $100,000 in one-time severance expenses, and were also affected by increased sales commissions, and a higher level of full time equivalent employees than last year.  Bankcard expenses were up as we experienced greater customer activity; however, increases in these costs moved in concert with growth in our bankcard interchange revenue.  On a net basis, income gains from bankcard interchange revenue outpaced increases in our bankcard expenses by $25 thousand over the prior year quarter.  The increases in year over year non-interest expenses were somewhat offset by lower professional fees, amortization of intangible assets, and marketing expenses.

As compared with the linked quarter, operating expenses were down slightly due primarily to reduced compensation expense from comparably lower earnings.  So far in 2007, total non-interest expense is up 3% over last year, which we believe is reasonable especially given the nature of the increases.  We expect non-interest expense levels for the remainder of the year to be comparable to the second quarter.

Taking a look at the deposits … June 30, 2007 retail deposit balances (which exclude brokered CDs), were down $10.6 million over March 31, but quarterly average retail deposits were up $8.2 million or 3% annualized over the linked quarter.   The difference in the quarter end and quarter average figures was due mainly to a decrease in high cost CD balances near the end of the quarter.  About $5 million of the drop in CD balances was due to the loss of a single “CD-only” customer relationship that matured in late June.  In order to retain these deposits, we would have had to re-price them at higher than current market rates, and chose not to do so.

At June 30th, retail deposit balances excluding brokered CDs were up $32 million or 6% annualized for the year.  The year to date growth is largely attributable to increases in money market balances, which are up 23% on an annualized basis.  Also, significant increases in public funds balances, along with solid non-interest bearing DDA growth and modest increases in retail CDs have contributed to the rise in retail deposits.  Geographically, we’ve seen the largest increases this year coming from our Washington County and Guernsey County Ohio markets in which we have the strongest retail presence, along with good growth in our central Ohio and other southeast Ohio markets.

As we expected, second quarter end loan balances contracted by $27 million or to $1.11 billion, because of the large commercial loan payoffs Mark mentioned earlier, plus small declines in real estate loans that offset new production.  On the flip side, consumer loan balances, excluding overdrafts, experienced another strong quarter, growing at an annualized rate of 18%.   As mentioned before, we expect overall loan growth to be challenged in the third quarter of 2007 and throughout the rest of the year, which also puts pressure on net interest income growth.

Our sensitivity analysis shows that we remain liability sensitive in the one-year time horizon.  Assuming “flat” earning asset levels, our modeling data projects some net interest margin contraction in the third quarter, which places us in the upper 3.20’s for our projection for the third quarter, as the effects of the loan payoffs work its way through our earnings streams.

And now I will turn it back to Mark for his final comments.

Mr. Mark Bradley:
Thank you Carol.

On the business expansion side, we announced in the second quarter our plans to enter the Zanesville, Ohio market.  Initial plans called for an office to be open as early as September, but now it is apparent that our entry into the Zanesville market will be much slower than first anticipated, as we strategically explore all possibilities for entering that market, including office location, personnel, products and services to be offered, our approach to customers, etc.

To the south in Huntington, West Virginia, construction is on schedule for our new location to be opened at the end of October this year.  This facility will provide customers in another of our more economically vibrant markets with a flagship Peoples Bancorp location. The office will house a full-service retail bank branch with an ATM and drive-through facility.   Both the Huntington and Zanesville expansions are examples of our strategy to allocate resources to markets with good potential for future growth.

In other personnel news, we are proceeding with our plans to hire a new Chief Financial Officer, and have begun discussions and interviews with candidates.  We are blessed to have Carol’s knowledge and experience, and I personally thank her for allowing us the luxury of time, and now we will be concentrating on making a new hire in the next 2 to 3 months.

We have also been more active this year in managing our capital position with treasury stock buy-backs under the stock repurchase plan approved by Peoples Bancorp’s board of directors late last year.  Through the first half of 2007, Peoples has repurchased a total of 240,000 common shares, or 56% of the 425,000 shares authorized under the 2007 plan.  Additional purchases are likely to occur throughout the remainder of 2007.

Looking back on the second quarter, we think it was a solid quarter, despite the challenges brought on by larger than normal loan payoffs and the continued difficult interest rate environment.  The quarter was highlighted by good non-interest income production, stable net interest margin, and reasonable operating expense levels. Period end loan and deposit balances declined, but period average loans and deposits grew slightly, allowing net interest income and margin to remain comparable to the linked and prior year quarters.

In the third quarter of 2007, we look for net interest income to again be pressured by the re-pricing of some liabilities to higher rates, plus the recent commercial loan payoffs will also negatively impact margin, unless we can quickly replace those loans, which is not expected at this time.  Loan activity continues to be brisk, but competition for loans will make growth difficult throughout the remainder of the year.   Asset quality remains healthy, despite small increases in nonperforming assets.

We do not look for any sustained change in the interest rate environment in 2007 and therefore our earnings on a forward basis should not change much from the $2.01 to $2.05 range in EPS we disclosed in our first conference call of the year, although we anticipate being on the higher end of that range when the year is done.  If we see the curve return to a more normal shape, and short-term rates decrease, we would expect our earnings to improve as a result.  We will continue to manage Peoples Bancorp for the long-term while making the best of a challenging interest rate environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Carol Schneeberger, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:
If you would like to ask a question at this time, please press “star” then the number “one” on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again, I would like to remind everyone, you may press “star one” on your telephone keypad at this time if you would like to ask a question.

Your first question comes from Jason Warner of Howe Barnes.

Mr. Jason Werner:
Good morning everyone.

Mr. Mark Bradley:
Hi Jason.

Mr. Jason Werner:
I was wondering if you could just give us little further color on the loan activity, obviously I can see how much it was down but I guess you talked about having $30 million and expect payoffs, is down a little bit less than that, was there any production at all, or production is really pretty slow?

Mr. Mark Bradley:
Production is slower than it has been in the last couple of years, but there was pretty good production in the second quarter and the prospects for production are fairly strong in the third quarter, but the payoffs have offset that production.  In addition to the two specific loans we have mentioned there to a total of $30 million or product handful of others of larger payoff $1 million to say, $3 million, that probably totaled $10 to $15 million more, so we did have some production.  We have also have some constructions loans out there that are still drawing and therefore growing on our balance sheet, but – so the answers, yes, there is some production, but these payoffs continue to handicap us in loan growth.

Mr. Jason Werner:
Okay, any sense then when that might abate a little bit?

Mr. Mark Bradley:
Well, I don’t think we should expect $30 million of payoffs every quarter, we don’t expect as much in the third, but our list is already $10 to $20 million big probably.  We don’t have forecast to go out into ‘08 to say how much we should expect in those payoffs.  I think we are seeing, you know, it’s a combination of the couple of things that I had mentioned, some of our customers are selling their commercial real estate in the financings either being provided by larger bank, we are not getting a shot at it, or if the finance companies is buying it.  And then there is also the capital markets coming in and taking out loans a lot quicker than they used to on construction deals specifically, so I think we will still see some payoffs our job right now is to try to add lenders in key markets, which we are doing to try to grow loans in different ways.

Mr. Jason Werner:
Okay. And where are you like on that front.  Have you made any hires in the lending front in the quarter?

Mr. Mark Bradley:
We have made a couple of hires.  You know they will take a while obviously for any significant growth to occur. The other thing we are doing is trying to look at our processes for booking smaller loans, meaning not the million or $3 million deals.  So there is a variety of strategies we are looking at.  None of them will be put in place per se in the next three months, but I think we have some good prospects for growth.

Mr. Jason Werner:
Now in the past, you’ve had some of your growth that’s come out of some of your LPOs that you had in the – kind of the around the Columbus area.  I was kind curious if you guys have thought about going into new markets in Cleveland or even Cincinnati, maybe and the fringes via LPOs and trying to get some growth that way.

Mr. Mark Bradley:
Actually we had Jason, and we have not identified a lender yet that we could actually come to terms with.  We’ve talked to quite a few.  We did just hire another lender in Central Ohio, which we think is a very good hire.  So the LPO concept in different communities is something we have pursued and will continue to pursue.

Mr. Jason Werner:
Do you think some of the M&A deals that have been announced might free some people up?

Mr. Mark Bradley:
I think it will.  I think it will take a few months for that to fallout, but I think certainly there is opportunity for company like us there.

Mr. Jason Werner:
Okay. And the last question I had is, you guys – I think you were specific about past due. You said, 30 days past due was I think 1.24% of total loans, was that 30 days and up, or is that 30 to 89?

Mr. Mark Bradley:
No, that’s 30 days and up, so it’s 30, 60, 90 plus non-accruals.

Mr. Jason Werner:
So total only 1.24%?

Mr. Mark Bradley:
Right.

Mr. Jason Werner:
Okay.

Mr. Mark Bradley:
Which is – we think it’s a good number and it’s been at that level over the last several months.  So we are pleased to see delinquencies still at a low level.

Mr. Jason Werner:
Yeah. Okay. Thank you, guys.

Mr. Mark Bradley:
You’re welcome.

Facilitator:
Our next question is coming from Daniel Arnold of Sandler O’Neill.

Mr. Daniel Arnold:
Hey guys, how is it going?

Mr. Mark Bradley:
Hi Dan.

Mr. Daniel Arnold:
Hey. Just a quick question, just a follow-up on the credit quality things, it looks like, you upped your provision pretty decent despite kind of a lower loan balance and I was just wondering what you guys were thinking for reserved level when you look at the total loans.  Do you think that’s going to stay the same or do you expect that to keep trending up?

Mr. Mark Bradley:
That’s a very good question.  We’re more of a trend company, I’ll call it, meaning we don’t want to see just one quarter and make a quick decision on loan loss reserve analysis.  It’s a pretty detailed analysis.  I think if we see a couple quarters or three in a row of either flat loan growth or back tracking, which we did in the second quarter, common sense would tell you to expect the provision to come down just for the lack of loan growth.  However, we did have some charge-offs in the second quarter, which I think offset the opportunity to lower that provision.  You know, it’s hard to predict that number, Dan, of all the numbers on our balance sheet or income statement, that’s the toughest one for me to grapple with.  But I think our loan quality is pretty good. But we continue to have some charge-offs that holds that provision up there.

Mr. Daniel Arnold:
Right.

Mr. Mark Bradley:
So it’s hard to predict that number.

Mr. Daniel Arnold:
When you guys look at your watch list, how is that compared to how it has been in the past?  Have you seen an increase there?

Mr. Mark Bradley:
It has grown a little bit, as a percent of total loans, it’s not significantly higher, but it is a list that we manage very actively.  I would – there is no real significant change there that it caused the provision to go up.

Mr. Daniel Arnold:
Just kind of switching gears to expense level. It looks like you guys said that you expect the expense level in the third and fourth quarter kind of be consistent with the second quarter numbers, I just wondered, you know, actually you guys – it looks like you’re going to open a branch or two in the second half of the year.  Are they’re kind of offsetting expense reductions that are going on, or?

Mr. Mark Bradley:
Yeah. That’s a good question.  Both branches wouldn’t open until later in the year then.  Obviously Huntington slated for October so probably won’t be a material number, but yeah, I would say there are some things out there that we don’t expect to have expense wise that we had in the second quarter that would offset those new expenses.

Mr. Daniel Arnold:
Okay, great.  I appreciate that guys.

Mr. Mark Bradley:
Thank you.

Facilitator:
Again, I’d like to remind everyone, in order to ask a question, please touch “star” and the number “one” on your keypad.  Please hold for further questions.

At this time there are no further questions.  Sir, do you have any closing remarks?

Mr. Mark Bradley:
Yes, I want to thank everyone for participating and the very good questions you asked.  Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section.  Thanks for your time and have a good day.

Facilitator:
This will conclude today’s conference call.  Thank you for your participation.

END